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--------                                                                                                  --------------------------
 FORM 4                                                                                                         OMB Approval
--------                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                                OMB Number       3235-0287
    subject to Section 16. Form                                                                           Expires: December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response.... 0.5
                                                                                                          --------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Response)   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
Person*                                |                                                   |     to Issuer (Check all applicable)
Wright        Craig            R.      | MPW Industrial Services Group, Inc.     *MPWG*    |    __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|    _____ Officer (give title below)
(Last)        (First)       (Middle)   | 3. IRS Identification   |  4. Statement for       |    _____ Other (specify below)
                                       |    Number of Reporting  |     Month/Year          |    _________________________________
9711 Lancaster Road, S.E.              |    Person, if an entity | December 2000           |----------------------------------------
---------------------------------------|    (Voluntary)          |-------------------------|  7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |       (Check Applicable Line)
                                       |                         |     Date of Original    | _X_ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        | ___ Form filed by More than One
Heborn          Ohio             43025 |  N/A                    |  N/A                    |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/13/00      | P     |       | 6,000  | A    | $1.06    |             | D       | N/A
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/20/00      | P     |       | 4,000  | A    | $1.13    | 26,000      | D       | N/A
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/15/00      | P     |       | 4,000  | A    | $1.31    |             | I       | By
                                       |               |       |       |        |      |          |             |         | daughter
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 12/20/00      | P     |       | 6,000  | A    | $1.13    | 15,000*     | I       | By
                                       |               |       |       |        |      |          |             |         | daughter
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 11/21/00      | P     |       | 5,000  | A    | $1.84    | 14,000*     | I       | By wife
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 10/13/00      | P     |       | 3,000  | A    | $2.63    |  3,500*     | I       | By
                                       |               |       |       |        |      |          |             |         | Alexi,
                                       |               |       |       |        |      |          |             |         | Inc.
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | N/A           | N/A   | N/A   | N/A    | N/A  | N/A      |  4,000*     | I       | By trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                    SEC 1474 (3-99)
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CO-1068726v1
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)    | $1.25        | 12/14/00      | A     | V     | 1,000| N/A   | 12/14/01|12/14/10| Common | 1,000
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
N/A           | 3,000          | D                 | N/A           |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|

Explanation of Responses:

*The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.

                                                                  By: /s/ Craig R. Wright                             01/10/01
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                                     Page 2
                                                                                                                     SEC 1474 (3-99)
Potential persons who are to respond to the collection of information contained in this from are not required to respond unless the form displays a currently valid OMB Number.

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CO-1068726v1